Exhibit 23.1

CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

The Board of Directors

Mexoro Minerals Ltd. (formerly Sunburst Acquisitions IV, Inc.)

We consent to the incorporation by reference in the registration statement dated on or about April 7, 2006 on Form SB-2 of Mexoro Minerals Ltd. (formerly Sunburst Acquisitions IV, Inc). (A Development Stage Company) of our auditors’ report dated May 31, 2005 on the consolidated balance sheet of Sunburst Acquisitions IV, Inc. as at February 28, 2005 and the related consolidated statements of operations, stockholders’ equity (deficiency) and cash flows for the year ended February 28, 2005 and the cumulative totals for the development stage operations from August 1997 (inception) through February 28, 2005.

/s/ Pannell Kerr Forster

REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

Vancouver, Canada

April 5, 2006